Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

TOANO, Va., May 10, 2016 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2016.

First Quarter Results

Net sales in the first quarter of 2016 were $233.5 million, a decrease of 10.2% from the first quarter of 2015, including a comparable store net sales decline of 13.9% due to a 13.8% decrease in the number of customers invoiced and a 0.1% decrease in the average sale. Comparable store net sales trends improved within the quarter due in part to more favorable comparisons in the latter part of the prior period. The Company believes net sales were impacted by changes in our promotional strategy and continued negative consumer sentiment regarding us, which was in part a result of heightened negative media coverage during the first quarter associated with certain Chinese laminate product that the Company discontinued in May of last year. Non-comparable store net sales increased $9.5 million over the comparable prior year period. The Company opened one new store during the first quarter of 2016.

Gross margin was 32.6% in the first quarter of 2016, compared with 35.2% in the prior year period. This decrease is primarily attributable to a lower average selling price versus the prior year period.

Selling, general and administrative ("SG&A") expenses in the first quarter of 2016 were $117.2 million, an increase of $19.6 million over the prior year quarter. This increase is primarily attributable to a net charge of approximately $16.0 million related to our consolidated securities class action, as well as a net increase in incremental legal and professional fees and accruals of $13.5 million associated with the Company’s defense of outstanding legal and regulatory matters. As a percentage of net sales, SG&A increased to 50.2% from 37.5% during the prior year period.

The effective tax rate was 21.5% in the first quarter of 2016, which is attributable to the establishment of a valuation allowance against a portion of the Company’s deferred tax assets and a limitation on the amount of tax benefit recognized.

Net loss was $32.4 million, or a loss of $1.20 per diluted share, in the first quarter of 2016 as compared to a net loss of $7.8 million, or $0.29 per diluted share, in the first quarter of 2015.

Cash and cash equivalents at March 31, 2016 totaled $22.0 million compared with $26.7 million at December 31, 2015. At March 31, 2016, the Company had $25.0 million outstanding on its revolving credit facility, with remaining availability of $61.6 million.

During the quarter, the Company made measurable progress in its efforts to resolve outstanding legal and regulatory issues: On April 27, 2016, the Company entered into a memorandum of understanding (“MOU”) with the lead plaintiffs in the consolidated securities class action matter to settle outstanding claims. Under the terms of the MOU, which is subject to certain contingencies and court approval of a final settlement agreement, the Company, through its insurers, will contribute $26 million as well as 1 million shares of the Company’s common stock to a settlement fund to resolve the matter. Additionally, as previously disclosed, the Company reached a settlement with the California Air Resources Board, and received a favorable ruling in its Proposition 65 lawsuit.

John Presley, Chief Executive Officer, commented, “During the first quarter of 2016, we continued to take steps in the right direction for Lumber Liquidators. Our sales results fell short of our expectations, but we continue to see improvement in our gross margin from the lows of 2015 driven by our strategic pricing initiatives. With the addition of Dennis Knowles to our executive team, we have a dedicated professional leading the customer experience in our stores and are focused on driving top-line improvement. We also made progress on several legal and regulatory issues, and while there is still work to do, we believe we have the right team in place to address these challenges. We continued to execute on our plan to strengthen our business, including enhancing compliance and sourcing, as well as improving training for our store associates. Our management team is confident in the potential of our business, and we believe that by continuing to work our plan, we will return Lumber Liquidators to growth and profitability.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 10, 2016, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 17, 2016 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13635340. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 370 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, margins, return on invested capital, strategic direction, the demand for the Company's products, and store openings and remodels. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the ability to retain and motivate the Company's employees; the availability of sufficient suitable hardwood; the impact on customer of our promotional strategy and our assortment displayed in a good-better-best format; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company's reputation of, and consumers' purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company's laminate flooring sourced from China; the Company's suppliers' ability to meet its quality assurance requirements; disruption in the Company's suppliers' abilities to supply needed inventory; the impact on the Company's business of its expansion of laminate products sourced from Europe and North America and the flooring industry's demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company's indoor air quality testing program; the ability to collect necessary information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company's products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company's ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company's products; the duration, costs and outcome of pending or potential litigation or governmental investigations; the ability to successfully and timely implement the compliance plan in connection with the plea agreement entered into with the Department of Justice; the ability to make timely payments pursuant to the terms of the plea agreement entered into with the Department of Justice; the ability to borrow under its asset-backed revolving credit facility; the ability to reach an appropriate resolution in connection with the governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2016	2015
Assets
Current Assets:
Cash and Cash Equivalents	$21,973	$26,703
Merchandise Inventories	240,006	244,402
Insurance Receivable	28,500	-
Prepaid Expenses	7,017	5,931
Other Current Assets	50,874	45,752
Total Current Assets	348,370	322,788
Property and Equipment, net	119,168	121,997
Goodwill	9,693	9,693
Other Assets	1,741	1,724
Total Assets	$478,972	$456,202

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$52,168	$55,247
Customer Deposits and Store Credits	33,695	33,771
Accrued Compensation	9,221	6,057
Accrued Securities Class Action	42,020	-
Sales and Income Tax Liabilities	4,584	3,914
Other Current Liabilities	36,372	28,755
Total Current Liabilities	178,060	127,744
Other Long-Term Liabilities	16,880	20,252
Deferred Tax Liability	12,394	10,638
Revolving Credit Facility	25,000	20,000
Total Liabilities	232,334	178,634

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,101,481 and 27,088,460 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,831,524 and 2,824,814 shares, respectively)	(139,067)	(138,987)
Additional Capital	181,825	180,590
Retained Earnings	205,198	237,600
Accumulated Other Comprehensive Loss	(1,348)	(1,665)
Total Stockholders’ Equity	246,638	277,568
Total Liabilities and Stockholders’ Equity	$478,972	$456,202

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net Sales	$233,513	$259,961
Cost of Sales	157,404	168,349
Gross Profit	76,109	91,612
Selling, General and Administrative Expenses	117,236	97,680
Operating Income (Loss)	(41,127)	(6,068)
Other Expense	151	16
Income (Loss) Before Income Taxes	(41,278)	(6,084)
Income Tax Expense (Benefit)	(8,876)	1,696
Net Income (Loss)	$(32,402)	$(7,780)
Net Income (Loss) per Common Share—Basic	$(1.20)	$(0.29)
Net Income (Loss) per Common Share—Diluted	$(1.20)	$(0.29)
Weighted Average Common Shares Outstanding:
Basic	27,090,575	27,071,684
Diluted	27,090,575	27,071,684

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash Flows from Operating Activities:
Net Income (Loss)	$(32,402)	$(7,780)
Adjustments to Reconcile Net Income (Loss) to Net Cash (Used in) Provided by Operating Activities:
Depreciation and Amortization	4,524	4,170
Stock-Based Compensation Expense	1,671	1,326
Stock Based Portion of Provision for Securities Class Action	16,020	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	3,578	12,662
Accounts Payable	(2,925)	(15,464)
Customer Deposits and Store Credits	23	(671)
Prepaid Expenses and Other Current Assets	(34,115)	2,454
Other Assets and Liabilities	35,427	16,382
Net Cash (Used in) Provided by Operating Activities	(8,199)	13,079
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(2,409)	(8,980)
Net Cash Used in Investing Activities	(2,409)	(8,980)
Cash Flows from Financing Activities:
Borrowings on Revolving Credit Facility	10,000	39,000
Payments on Revolving Credit Facility	(5,000)	(19,000)
Other Financing Activities	(80)	(261)
Net Cash Provided by Financing Activities	4,920	19,739
Effect of Exchange Rates on Cash and Cash Equivalents	958	(236)
Net (Decrease) Increase in Cash and Cash Equivalents	(4,730)	23,602
Cash and Cash Equivalents, Beginning of Period	26,703	20,287
Cash and Cash Equivalents, End of Period	$21,973	$43,889